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Genta Incorporated Announces Third Quarter 2007 Financial Results

•	New Phase 3 trial of Genasense® in melanoma opens to global accrual
•	Clinical trial opened for G4544 treatment of bone disease
•	Named-patient/compassionate-use program ships initial supply
•	Appeal filed to review FDA decision on Genasense in CLL
•	Brief high-dose IV infusions of Genasense well-tolerated in new clinical trial

BERKELEY HEIGHTS, NJ – November 7, 2007 – Genta Incorporated (NASDAQ: GNTA) today reported financial results for the third quarter ended September 30, 2007 and provided an update on the significant progress made in its pipeline of clinical development programs.

“The third quarter was noteworthy for a number of key initiatives,” commented Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer. “For Genasense, we initiated patient accrual into our global Phase 3 trial in melanoma, known as AGENDA. We secured FDA allowance of the G4544 oral gallium IND and initiated its first clinical trial. We completed the filing of our NDA appeal to FDA in CLL. We showed that brief high-dose infusions of Genasense were well-tolerated, potentially offering new treatment options and improved convenience for patients. Finally, we recorded the first revenues for Genasense from the named-patient program. These are major accomplishments in ambitious programs that should significantly enhance shareholder value.”

AGENDA: A randomized Phase 3 trial of Genasense in advanced melanoma

During the 3rd quarter, the first patients were randomized and treated on the AGENDA trial. This trial seeks to confirm the effectiveness and safety of the Genasense/chemotherapy combination in patients who had the greatest benefit in a preceding randomized trial. AGENDA will enroll patients using a biomarker that has been confirmed as a powerful indicator of outcome. The trial will enroll approximately 300 patients at sites in North America, Europe and Australia. More information about AGENDA can be accessed at: http://www.genta.com/index.php?option=com_content&task=view&id=38&Itemid=55.

Initial clinical trial for G4544 opens: a new oral drug for bone disease

G4544 is a new tablet formulation using delivery technology developed by Emisphere Technologies, Inc. that enables oral absorption of the active ingredient contained in Ganite. This compound is a highly potent inhibitor of bone loss. Diseases associated with accelerated bone loss include hypercalcemia, bone metastases, Paget’s disease and osteoporosis. The first clinical trial of G4544 began in normal volunteers during the 3rd quarter. Genta currently intends to manage the clinical development process of oncology indications for G4544 and to seek a development and commercial partner for non-malignant metabolic bone diseases.

FDA appeal filed for use of Genasense in chronic lymphocytic leukemia (CLL)

Following FDA’s established Dispute Resolution Process, Genta filed a formal request that FDA’s Center for Drug Evaluation and Research review and overturn the previous non-approvable decision for Genasense in patients with relapsed or refractory CLL. An oral hearing on the matter has been scheduled for the 4th quarter 2007.

“Named-Patient” Program Ships Initial Supplies of Genasense®

In parallel with the AGENDA trial, Genta has established a program that will provide Genasense on a named patient/compassionate-use basis outside the U.S. Via collaboration with IDIS, a U.K.-based company, Genta distributes drug upon request for specific patients, and revenue from the first Genasense shipment under this program was recorded. During the 3rd quarter, two European-based physicians were hired to facilitate patient accrual into AGENDA and to respond to physician requests for information. The Company anticipates hiring additional headcount to support these efforts.

Financial Information

The Company reported a net loss of $7.7 million or $0.25 per share for the third quarter of 2007, compared to a net loss of $14.9 million or $0.66 per share for the third quarter of 2006. For the nine months ended September 30, 2007, the Company reported a net loss of $21.6 million, or $0.74 per share, compared to a net loss of $39.5 million, or $1.83 per share, for the nine months ended September 30, 2006. (All share and per share data have been retroactively adjusted to account for the effect of a 1-for-6 reverse stock split on July 13, 2007.)

Net product sales of Ganite were $0.1 million for both the three months ended September 30, 2007 and the comparable prior-year period. Net product sales for the nine months ended September 30, 2007 of $0.3 million declined from the prior-year period of $0.6 million as the prior-year period included the effects of a reduction in the provision for sales returns of Ganite of $0.3 million. The initial product shipment of Genasense under the named patient program resulted in gross revenue of $23,000.

Operating expenses for the three months and nine months ended September 30, 2007 declined from their comparable prior-year periods, as the prior year included a buildup of sales, marketing and manufacturing expenses incurred in preparation for a possible commercial launch of Genasense. In addition, lower expenses in 2007 reflect the impact of a staff reduction in December 2006.

In the fourth quarter of 2006, the Company recorded an expense of $5.3 million that provides for the issuance of 2 million shares of Genta common stock, for a settlement in principle of class action litigation. The expense was net of insurance recovery of $18.0 million. At September 30, 2007, the revised estimated value of the common shares portion of the litigation settlement is

$2.7 million based on a closing price of Genta’s common stock of $1.34 per share, resulting in a reduction in the provision of $0.8 million and $2.6 million for the three months and nine months ended September 30, 2007, respectively. As of September 30, 2007, Genta had no long-term debt, $0.1 million in short-term debt, and had cash, cash equivalents and marketable securities of $15.5 million. At December 31, 2006, the Company had cash, cash equivalents and marketable securities of $29.5 million. Net cash used in operating activities through September 30, 2007 was $23.7 million.

Genta Incorporated

Selected Condensed Consolidated Financial Data

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Product sales - net	$115	$145	$314	$591
Cost of goods sold	20	41	68	79
Gross margin	95	104	246	512
Operating expenses:
Research and development	4,763	8,514	12,244	21,900
Selling, general and administrative	4,083	6,939	12,870	19,112
Reduction in liability for settlement of litigation	(800)	—	(2,600)	—
Total operating expenses	8,046	15,453	22,514	41,012
Other income	219	409	697	1,023
Net loss	$(7,732)	$(14,940)	$(21,571)	$(39,477)
Net loss per basic and diluted share	$(0.25)	$(0.66)	$(0.74)	$(1.83)
Shares used in computing basic and diluted net loss per share (adjusted for 1-for-6 reverse stock split on July 13, 2007)	30,621	22,598	29,284	21,519

Selected Condensed Consolidated Balance Sheet Data

(Unaudited)

	September 30 2007	December 31 2006
Cash, cash equivalents and marketable securities	$15,543	$29,496
Working capital	2,499	12,682
Total assets	36,250	51,778
Total stockholders’ equity	4,383	14,642

Conference Call and Webcast

Genta management will host a conference call and live audio webcast to discuss financial results and general corporate activities on November 7, 2007 at 8:00 am EST.

Conference call information:

US/Canada call: 877-634-8606; conference code Genta Incorporated

International call: 706-679-3140; conference code Genta Incorporated

Webcast: http://www.genta.com/InvestorRelation/events.html

The webcast will be archived for 30 days. Audio replay will be available approximately two hours after completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S./Canada) and (706) 645-9291 (International); conference ID number is 20277650.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients for a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed an oral formulation of the active ingredient in Ganite that is currently undergoing initial clinical trials as a potential treatment for diseases associated with accelerated bone loss. Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;

•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•	the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;
•	the Company’s ability to retain compliance with the NASDAQ’s listing qualifications; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2006 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Brian Korb

The Trout Group

908-286-3980

info@genta.com